Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 1 to Form S-1 of our report dated November 6, 2025 (which includes an explanatory paragraph relating to HCM IV Acquisition Corp.’s ability to continue as a going concern), relating to the financial statements of HCM IV Acquisition Corp. as of September 30, 2025 and for the period from September 5, 2025 (inception) through September 30, 2025, which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

November 24, 2025